EXHIBIT 4.286
DATED 16 NOVEMBER 2010
SIG COMBIBLOC GROUP AG
AND
WILMINGTON TRUST (LONDON) LIMITED
AS COLLATERAL AGENT

DEED OF CONFIRMATION AND AMENDMENT

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS DEED is made the 16th day of November 2010
BETWEEN:
(1)	SIG COMBIBLOC GROUP AG, incorporated under the laws of Switzerland having its registered office at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-209.3.004.149-2 (the “Chargor”); and

(2)	WILMINGTON TRUST (LONDON) LIMITED in its capacity as additional collateral agent for the Secured Parties appointed under the First Lien Intercreditor Agreement (the “Collateral Agent”)
WHEREAS:
(A)	Pursuant to a merger between the Chargor and SIG Finanz AG, which became effective on 15 June 2010, the Chargor assumed by operation of law all of the obligations, rights and liabilities of SIG Finanz AG under the security over shares agreement dated 25 February 2010 originally granted by SIG Finanz AG in favour of the Collateral Agent (the “Share Charge”) pursuant to both (i) a credit agreement dated as of 5 November 2009 (as subsequently amended) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Reynolds Group Holdings Limited, Closure Systems International BV, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse as administrative agent (the “Credit Agreement”) and (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and collateral agent, as modified, amended or supplemented from time to time (the “2009 Indenture”).

(B)	In connection with the Credit Agreement and the 2009 Indenture certain parties to both of those documents have entered into a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended) between among others The Bank of New York Mellon as collateral agent and representative under the indenture, Credit Suisse as representative under the credit agreement, Wilmington Trust (London) Limited as an additional Collateral Agent and each grantor that are parties thereto, as subsequently amended (the “First Lien Intercreditor Agreement”).

(C)	The parties to the Credit Agreement have entered into an amendment agreement dated 30 September 2010 to amend the terms of the Credit Agreement (“Amendment No.3”).

(D)	Pursuant to an indenture (the “2010 Secured Notes Indenture”) dated 15 October 2010 and entered into between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. (the “Escrow Issuers”) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “2010 Secured Notes”) were issued by the Escrow

Issuers. On or about the date of this agreement the 2010 Secured Notes shall be released from escrow and the obligations of the Escrow Issuers shall be assumed by the issuers under the 2009 Indenture.

(E)	The obligations in respect of the 2010 Secured Notes and any Senior Secured Note Documents (as defined therein) will be or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement and the 2010 Secured Notes Indenture and the Senior Secured Note Documents (as defined therein) are therefore “Additional Agreements” under the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(F)	As a consequence of the execution of the 2010 Secured Notes Indenture it is necessary for the Chargor to make certain minor amendments to the Share Charge, and enter into this Deed.
NOW THE PARTIES HEREBY AGREE:
1.	In this Deed (including its recitals), unless otherwise defined herein terms defined in the First Lien Intercreditor Agreement shall have the same meaning when used in this Deed.

2.	With effect from the date of this Deed, the Share Charge shall be amended as follows:
(a)	In Clause 1.1 (Definitions) the following new definition of “2009 Issuers” shall be inserted in alphabetical order:

“ “2009 Issuers” means the “Issuers” under, and as defined in, the 2009 Senior Secured Notes Indenture, including their successors in interest.”

(b)	In Clause 1.1 (Definitions) the following new definition of “2010 Issuers” shall be inserted in alphabetical order:

“ “2010 Issuers” means the “Issuers” under, and as defined in, the 2010 Senior Secured Notes Indenture, including their successors in interest.”

(c)	In Clause 1.1. (Definitions) the following new definition of “Escrow Issuers” shall be inserted in alphabetical order:

“ “Escrow Issuers” means RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A., including their successors in interest.”

(d)	In Clause 1.1 (Definitions) the following new definition of “2010 Senior Secured Notes Indenture” shall be inserted in alphabetical order:

“ “2010 Senior Secured Notes Indenture” means the indenture dated 15 October 2010, among the Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which the 2010 Issuers have or will become a party as issuers by way of the Escrow Issuers merging into the 2010 Issuers.”

(e)	In Clause 1.1 (Definitions) the definition of “Senior Secured Note Indenture” shall be deleted in its entirety and replaced with the following:

“ “2009 Senior Secured Notes Indenture” means the Indenture dated 5 November, 2009, among the 2009 Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.”

(f)	Clause 2.2(b) (Further Advances) shall be deleted in its entirety and replaced with the following:
“2.2	(b) (i) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(ii) Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.”
3.	The Chargor confirms that, with effect from the date of this Deed, the Share Charge shall continue in full force and effect as amended by this Deed and extends to the obligations in respect of the Credit Agreement as amended by Amendment No.3 and to the obligations in respect of the Additional Agreements (as defined in the First Lien Intercreditor Agreement) as a result of the Secured Notes Designation.

4.	This Deed is supplemental to and shall be construed as one with the Share Charge and all documents or instruments which are expressed to supplement the Share Charge shall be construed accordingly.

5.	This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

6.	This Deed and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Hong Kong law.

7.	For the avoidance of doubt, notwithstanding anything contained herein, each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Share Charge and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Deed as if set out in full herein.

IN WITNESS whereof this Deed has been duly executed as a deed by the Chargor and understood by the Collateral Agent on the day and year first before written.

The Chargor

SIGNED, SEALED and DELIVERED	)
as a DEED by Pru Wyllie	)	/s/ Pru Wyllie
)
for and on behalf of	)
SIG COMBIBLOC GROUP AG	)
in the presence of:	)
Signature of witness: /s/ Karen Mower
Name of witness: Karen Mower
Address of witness: Sydney, Australia
Occupation of witness: Lawyer

The Collateral Agent

Signed by	)
WILMINGTON TRUST (LONDON) LIMITED	)

By:	/s/Michael Quinlan
	Name:	Michael Quinlan
Address: 6 Broad Street Place London EC2M 7JH United Kingdom
       Fax:            +44 (0)20 7614 1122
       Attention:  Elaine Lockhart